Exhibit 10.6

Emisphere Technologies, Inc.
765 Old Saw Mill River Road
Tarrytown, New York 10591

March 31, 2005

MHR Fund Management LLC
40 West 57th Street, 24th Floor
New York, NY 10019
Attention:          Hal Goldstein

Dear Mr. Goldstein:

          Reference is made to the shares of common stock (the “Common”) of Emisphere Technologies, Inc. (the “Company”) and warrants exercisable for common stock of the Company (the “Warrants”) that MHR Fund Management LLC and/or its affiliates (collectively, “you”) are purchasing from the Company on the date hereof.  The Common, the Warrants and the shares of common stock and other securities issuable upon exercise of the Warrants, are referred to herein as the “Securities”.  For good and valuable consideration, the Company hereby agrees as follows:

          1.          In the event you reasonably determine that you are an affiliate of the Company and require a resale registration statement to resell the Securities held by you without limitation under the Securities Act of 1933, as amended, the Company shall provide you with demand registration rights for the Securities pursuant to a registration rights agreement or other similar documentation to be negotiated by the Company and you in good faith.  Such registration rights agreement shall contain customary provisions, including, without limitation, demand and “piggy-back” registration rights, an agreement by the Company to pay all expenses of the registration (other than brokerage commissions and underwriting discounts), and indemnification provisions.  The registration rights agreement would include an agreement by the Company to cause the registration statement to (i) become effective as promptly as possible after the date of filing of such registration statement with the Securities and Exchange Commission, and (ii) remain effective until all of your Securities have been sold.

          2.          During the term of the Warrants (for so long as you hold at least 5% of the outstanding shares of the Company’s common stock (treating all warrants as if exercised)), the Company will not directly or indirectly offer or sell any of its equity or any equity equivalent or equity-linked securities in a transaction other than an underwritten public offering (any such offer or sale being referred to as a “Subsequent Placement”) except in accordance with this paragraph 2.  Prior to any Subsequent Placement, the Company shall deliver to you a written notice (the “Offer”) of any proposed Subsequent Placement, setting forth in reasonable detail the terms and conditions of the Subsequent Placement and offering to sell to you your pro rata portion of the offered securities (treating all warrants as if exercised).  To accept an Offer, in whole or in part, you must deliver a written notice to the Company prior to the end of the ten (10)

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business day period following delivery of the Offer, setting forth the portion of offered Subsequent Placement that you elect to purchase in accordance with this paragraph.  If you elect to acquire any or all of your pro rata portion of the offered securities, you shall acquire from the Company, and the Company shall sell to you, your portion of the offered securities at the same closing in which the securities are sold to the other purchasers thereof.  The Company shall have fifteen (15) days from the expiration of the period set forth above to issue, sell or exchange all or any part of the securities described in the Offer as to which a notice of acceptance has not been given by you, but only on terms and conditions that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer.  In the event that the Company has not issued, sold or exchanged the offered securities within such 15-day period, then the Company shall not thereafter issue, sell or exchange any securities without again first offering the securities to you pursuant to this paragraph.  Notwithstanding anything herein to the contrary, the restrictions contained in this paragraph shall not apply to (i) the granting of stock options to employees, officers, consultants or directors of the Company pursuant to any stock option plan or similar plan duly adopted by the Company or to the issuance of Common Stock upon exercise of such options, (ii) the issuance of Common Stock to providers of goods or services to the Company as compensation for such goods or services, or (iii) licensing transactions, acquisitions of businesses and other bona fide transactions that are strategic transactions and are primarily for purposes other than equity financing.

          3.          You may transfer all or any part of your rights hereunder to transferees or assignees of at least 25% of each type or class of the Securities; provided, that you may freely transfer such rights to affiliates.

          4.          The Company shall pay all of your reasonable costs and expenses in connection with the offering of the Securities, including the reasonable fees and disbursements of legal counsel retained by you in connection with the offering and the transactions contemplated thereby and hereby.

          5.          You are wiring today to the Company’s account at JP Morgan Chase Bank funds in the amount of $9,837,500.  It is understood and agreed that, unless otherwise instructed by you, we will promptly return these funds to you in the event that the definitive terms of a Warrant in connection with the proposed financing of the Company are not agreed upon by the close of business today.

          6.          This letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the principles of conflict of laws thereof which would result in the application of the laws of any other jurisdiction.  This letter agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

          Please sign below to indicate your acknowledgment of the foregoing.

EMISPHERE TECHNOLOGIES, INC.

By:	/s/ ELLIOT MAZA

Name:	Elliot Maza
Title:	Chief Financial Officer

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Acknowledged and agreed:

As of March 31, 2005

MHR FUND MANAGEMENT LLC

By:

Name:
Title:

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